Exhibit 99.1

Investor Contact:	Steve Zenker
(239) 498-8066 stevezenker@wcicommunities.com

	Media Contact:	Ken Plonski (239) 498-8691 kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports 15.4% Increase in Earnings Per Share for First Quarter 2004

Financial Highlights:

•	Net income: $13.5 million – up 14.4%

•	Diluted EPS: $0.30 — up 15.4%

•	Revenues: $265.3 million – up 12.5%

•	New orders: $458.9 million – up 91.6%

•	Backlog: $1.2 billion – up 54.7%

Bonita Springs, FL (Apr. 29, 2004) WCI Communities, Inc. (NYSE: WCI), named America’s Best Builder 2004 by the National Association of Home Builders and Builder Magazine, today reported results for its first quarter ended March 31, 2004. Net income for the first quarter rose 14.4% to $13.5 million from $11.8 million earned in the first quarter of 2003. Diluted earnings per share of $0.30 increased 15.4% from the $0.26 earned the same period a year ago. Revenues advanced 12.5% to $265.3 million from $235.9 million earned in the year earlier period.

New orders for the first quarter totaled $458.9 million, up 91.6% from the $239.5 million recorded in the first quarter of 2003. The company’s backlog rose to an all-time record

$1.2 billion, up 54.7% from the $770.5 million reported a year earlier, benefiting from an increase in sales of both traditional and tower homes. The average sales price for new orders during the quarter rose to $567,000, up 6.4% from $533,000 in 2003, with Traditional Homebuilding sales prices down 15.8%, due to a greater than 100% increase in retirement unit sales ($233,000 average sales price) compared to the first quarter of last year. Mix changes within the company’s communities also influenced the average sales price. Tower unit prices were up 21.8% over the same period a year ago, on the strength of higher-priced finished inventory unit sales. The primary/move-up segment accounted for 44.0% of the units sold during the quarter compared to 27.0% for the second home/luxury market and 29.0% for the retirement market. By comparison, the sales mix for the first quarter of 2003 was 55.0% primary/move up, 20.0% second home/luxury and 25.0 % retirement.

“Customer demand for our products continues to accelerate,” said WCI President Jerry Starkey. “The favorable sales trends we saw in the fourth quarter of 2003 continued into the first quarter of 2004, when WCI sold more units than any other quarter in our history, including 142 finished inventory units with a cumulative value of $94.5 million. Moreover, the strength in orders enhanced all three of our customer segments, with traffic up and conversion rates substantially above levels achieved over the same period last year. Reservation activity on new towers released this year has also been favorable, with over 90% of units in those towers under reservation at the end of the quarter. This compares very favorably with reservation rates achieved over the last four years.”

Starkey continued, “The strength of traffic, sales orders and reservations in the first quarter, historically the strongest selling season for WCI, bodes well for the year. While there is still much work to be done – many more sales, conversion of reservations to firm contracts, the commencement of tower construction, and delivery of homes in backlog – this strong start does strengthen our conviction that WCI should grow as expected in 2004 and possibly achieve results toward the upper-end of our guidance range of $2.45 to $2.65 per share for the full year.”

Traditional Homebuilding
 First quarter revenues in the Traditional Homebuilding Division were $76.4 million, up 14.2% from the $66.9 million posted in the first quarter of 2003. First quarter unit deliveries totaled 195 compared to 193 during the same period last year. The average unit price at delivery was up 13.3% to $392,000 from $346,000 reflecting a shift in the mix of homes delivered. Gross margin as a percentage of revenue was 20.5% compared to 27.5% in the first quarter of 2003. The reduction from the first quarter of 2003 reflects product mix changes, increased incentives and discounts to accelerate the sale of completed homes, and a greater amount of overhead expenses due to the start-up of new communities and less overhead cost capitalization. The company continues to expect the entire year’s gross margin as a percent of revenue from this division to be in the low-to mid-20 percent range.

New orders for the quarter jumped 39.7% to $251.7 million as demand picked up considerably in the retirement segment and the primary/move-up segment continued to see strength. Orders in the second home/luxury segment also fared well, though softness persisted in some communities. Backlog ended the quarter at $611.7 million, up 34.9% over last year’s $453.5 million.

Tower Homebuilding
 First quarter revenues in the Tower Homebuilding Division rose 15.1% to $138.7 million from $120.5 million in the first quarter of 2003. During the quarter, there were 11 towers under construction and recognizing revenue, compared to 15 in the same quarter last year. During the quarter, 31 finished inventory units were sold and closed for combined proceeds of $56.7 million, an increase of $38.4 million compared to $18.3 million from 17 units in the first quarter of 2003. As expected, gross margin decreased to 28.5% of revenue from 29.8% a year earlier as overhead expense increased due to a higher level of activity in new and existing markets and due to fewer high-margin towers compared to the first quarter of 2003.

New orders for the quarter jumped 249.6% to $207.3 million, due to the sale of the finished inventory units, the conversion to contract of two smaller towers, and the continued conversion from reservation to contract at One Bal Harbour. Backlog reached a record $580.6 million at quarter-end, an 83.2% increase over the $317.0 million achieved at the end of the first quarter of 2003.

Amenities
 First quarter revenues in the Amenities Division were $15.1 million, down 5.6% from $16.0 million in the first quarter of 2003. A decline in marina slip sales due to the sell-out of the Jupiter Yacht Club marina slips in 2003 was the primary cause of this decline, partially offset by an increase in membership dues and amenity operations revenue. Gross margin as a percent of revenue was 15.2%, steady with the 15.1% recorded in same period a year ago.

Real Estate Services
 First quarter revenues in the Real Estate Services Division of $30.1 million were up 18.5% compared to $25.4 million in the first quarter of 2003. First quarter gross margin as a percent of revenue decreased to 13.5% vs. 15.1% in the year ago period due to an increased proportion of realty brokerage revenues, which typically produces a lower margin than mortgage and title insurance revenues. Also contributing to the decrease was a decline in mortgage banking revenues as the level of refinancing demand declined and staffing increased to capture a greater portion of the financing opportunity from Prudential FL WCI Realty.

Revenues for Prudential FL WCI Realty, the largest segment of the Real Estate Services division, jumped 28.6% to $24.3 million on a 15.0% increase in the number of transactions. “Gross margin as a percentage of revenue rose to 14.4% vs. 12.3% in the same period a year ago as management initiatives targeting efficiencies from economies of scale and increased sales agent productivity began to favorably impact the bottom line,” said Starkey.

Other
 Other income, equity in earnings from joint ventures, and land sales gross margin totaled $10.6 million during the quarter, up from $7.4 million in the same period a year ago. The increase was related principally to the receipt of proceeds from the sale of WCI’s partnership interest in the Bighorn Development, L.P., a Palm Desert, California golf course community that WCI sold in 1996, while retaining a partnership interest with subordinated distribution privileges. “While we knew this transaction would eventually produce profits for WCI over and above the initial land sale in 1996, we carried this interest on our books at a zero cost basis,” said Starkey. “During the quarter, we were successful at reaching an agreement with our partner to value our interest and distribute that value over a multi-year period from the proceeds of each lot closing in exchange for our interest. We will ultimately receive $20 million, and our first distributions during the quarter included a $5 million payment, plus additional distributions of $1.8 million from actual lot closings. Our partner developed Bighorn into an outstanding luxury golf course community and as strength returns to the luxury home market in California, we expect our remaining distributions to be fully paid over the next three years.”

WCI land sales of $3.0 million were significantly below the $7.0 million recorded in the first quarter of 2003 as expected, but the company expects revenues from land sales for the entire year to be more consistent with the amount generated last year.

Cash Flow/Financial Position/Balance Sheet
 Through March 31, 2004, net cash used by operating activities, including the purchase and development of real estate inventories, totaled $209.2 million compared to cash used of $97.9 million for the first quarter of 2003, due in large part to an increase in inventories and contracts receivable reflecting increased building activity and land purchases. Total liquidity, measured as the sum of cash plus available capacity under the revolving facility, totaled approximately $428 million at March 31, 2004. The ratio of net debt to net capitalization of 55.8% was consistent with company expectations.

Conference Call
 WCI will conduct a conference call today at 1:00 PM EDT in conjunction with this release. The call will be broadcast live at www.wcicommunities.com or can be accessed by telephone at (617) 786-2964 and by entering access code 73362484. A replay will be available after the call for a period of 36 hours by dialing (617) 801-6888 and entering conference code 10366520. The replay will also be available on the company’s website until May 29, 2004. A slide presentation will accompany the call and can be accessed on the company’s website in the Investor Relations section.

About WCI
 Based in Bonita Springs, Florida, WCI has been creating amenity-rich, leisure-oriented master-planned communities for more than 50 years. WCI’s award-winning communities offer primary, retirement, and second-home buyers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and currently feature more than 549 holes of golf and 1,000 boat slips as well as country club, tennis and recreational facilities. The company also derives income from its 30-office Prudential Florida WCI Realty division, its mortgage and title businesses, and its amenities division, which operates many of the clubhouses, golf courses, restaurants, and marinas within its 30 communities. The company currently owns and controls developable land of approximately 14,000 acres.

Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in the Florida real estate market; the availability and cost of land in desirable areas in Florida and elsewhere and the ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; WCI’s ability to raise debt and equity capital and grow its operations on a profitable basis; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to sustain or increase historical revenues and profit margins; material increases in labor and material costs; increases in interest rates; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and the continuation and improvement of general economic conditions and business trends. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements

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For more information about WCI and its residential communities visit
www.wcicommunities.com

WCI Communities, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$53,013	$95,005
Contracts receivable	628,358	546,696
Real estate inventories	1,244,206	1,105,866
Property and equipment	171,887	168,920
Other assets	273,923	267,186

Total assets	$2,371,387	$2,183,673

Liabilities and Shareholders’ Equity
Accounts payable, accruals and other liabilities	$565,340	$574,149

Debt obligations:
Senior unsecured credit facility	30,000	—
Mortgages and notes payable	197,519	46,918
Senior subordinated notes	678,724	678,859
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	1,031,243	850,777

Total shareholders’ equity	774,804	758,747

Total liabilities and shareholders’ equity	$2,371,387	$2,183,673

Other Balance Sheet Data
Debt	$1,031,243	$850,777
Shareholders’ equity	774,804	758,747

Capitalization	$1,806,047	$1,609,524

Ratio of debt to capitalization	57.1%	52.9%

Debt, net of cash and cash equivalents	$978,230	$755,772
Shareholders’ equity	774,804	758,747

Capitalization, net of cash and cash equivalents	$1,753,034	$1,514,519

Ratio of net debt to net capitalization	55.8%	49.9%

WCI Communities, Inc.
Selected Revenues and Earnings Information
(in thousands, except per share data)

	For the three months ended
	March 31,
	2004	2003 (1)
REVENUES
Homebuilding:
Traditional	$76,387	$66,867
Towers	138,665	120,505
Lots	2,047	216
Amenity membership and operations	15,077	15,961
Real estate services	30,135	25,420
Land sales	3,002	6,966

Total revenues	265,313	235,935

GROSS MARGIN
Homebuilding:
Traditional	15,660	18,395
Towers	39,573	35,922
Lots	991	(62)
Amenity membership and operations	2,290	2,405
Real estate services	4,081	3,833
Land sales	1,661	4,814

Total gross margin	64,256	65,307

OTHER INCOME AND EXPENSES
Equity in earnings from joint ventures	(946)	(1,544)
Other income	(8,018)	(1,028)
Selling, general and administrative, including real estate taxes, net	39,335	37,183
Depreciation and amortization	3,221	2,547
Interest expense, net	8,390	8,805
Income tax expense	8,726	7,507

Net income	$13,548	$11,837

EARNINGS PER SHARE
Basic	$0.31	$0.27
Diluted	$0.30	$0.26
WEIGHTED AVERAGE NUMBER OF SHARES
Basic	43,715	44,433
Diluted	45,478	45,111
OPERATING DATA
Interest incurred, excluding warehouse credit facility	$19,288	$16,736
Interest included in cost of sales	$5,044	$3,927

(1)	Certain amounts in the prior year’s selected revenues and earnings information have been reclassified to conform to the 2004 presentation. These reclassifications have no impact on reported net income.

WCI Communities, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	For the three months ended
	March 31,
	2004	2003
Cash flows from operating activities:
Net income	$13,548	$11,837
Increase in real estate inventories	(133,233)	(72,929)
Increase in contracts receivable	(81,662)	(54,400)
All other	(7,884)	17,606

Net cash used in operating activities	(209,231)	(97,886)

Net cash used in investing activities	(13,748)	(18,279)

Cash flows from financing activities:
Net borrowings under debt obligations	180,601	69,933
All other	386	20,296

Net cash provided by financing activities	180,987	90,229

Net decrease in cash and cash equivalents	$(41,992)	$(25,936)

SUPPLEMENTAL INFORMATION
Reconciliation of cash flows from operating activities to EBITDA(1)
Net cash used in operating activities	$(209,231)	$(97,886)
Interest expense, net	8,390	8,805
Interest included in cost of sales	5,044	3,927
Income tax expense	8,726	7,507
Depreciation and amortization	3,221	2,547
Increase in real estate inventories	133,233	72,929
Increase in contracts receivable	81,662	54,400
All other	7,884	(17,606)

Total EBITDA	$38,929	$34,623

(1)	Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company’s management believes that EBITDA is an indication of the Company’s ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from operating activities to EBITDA, the most directly comparable GAAP measure, is provided above.

WCI Communities, Inc.
Homebuilding Operational Data
(in thousands)

	For the three months ended
	March 31,
	2004	2003
Traditional Homebuilding
Average Selling Price Per Home Closed	$392	$346
Homes Closed (Units)	195	193
Net New Orders For Homes (Units)	657	396
Contract Values of New Orders	$251,686	$180,201
Average Selling Price Per New Order	$383	$455
Tower Homebuilding
Net New Orders (Units)	152	53
Contract Values of New Orders	$207,258	$59,334
Average Selling Price Per New Order	$1,364	$1,120
Combined Traditional and Tower Homebuilding
Net New Orders (Units)	809	449
Contract Values of New Orders	$458,944	$239,535
Average Selling Price Per New Order	$567	$533

	March 31,	December 31,	March 31,
	2004	2003	2003
Traditional Homebuilding
Backlog (Units)	1,344	882	1,072
Backlog Contract Values	$611,665	$435,419	$453,544
Active Selling Communities	13	14	15
Tower Homebuilding
Cumulative Contract Values	$1,213,645	$1,063,125	$888,397
Less: Cumulative Revenues Recognized	(633,038)	(550,887)	(571,407)

Backlog Contract Values	$580,607	$512,238	$316,990

Towers under construction during the period recognizing revenue	11	20	15
Aggregate Backlog Contract Values, Traditional and Tower Homebuilding	$1,192,272	$947,657	$770,534